Exhibit 10.7

NOTICE REGARDING PUBLIC VERSION

This document is a public-facing version of the Master Distributor Agreement (the “Agreement”) between Miranda Water Technologies o/a Rainmaker Worldwide Inc. (Ontario) (“Miranda”) and Rainmaker Worldwide Inc. (OTC: RAKR) (the “Distributor”). Certain commercially sensitive, financial, and competitively confidential terms — including pricing schedules, margins, commission rates, payment percentages, dealer cost tables, and other economic terms — have been removed from the body of this Agreement and are incorporated by reference into one or more confidential appendices. Such appendices form an integral part of the Agreement but are not included in this publicly distributed version.

MASTER DISTRIBUTOR AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of June 1, 2024 by and between:

Miranda Water Technologies o/a Rainmaker Worldwide Inc. (Ontario), with its principal place of business at 271 Brock Street, Peterborough, Ontario, Canada herein referred to as “Miranda.”

and

Rainmaker Worldwide Inc. (OTC: RAKR), with its principal place of business at 2510 East Sunset Road, Suite 5, Las Vegas, NV herein referred to as the “Distributor,” and

Together, the Distributor and Miranda are referred to as the “Parties.”

1. Definitions

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

●	“Effective Date”: The date on which this Agreement is signed by both Parties.

●	“Products” means the water and wastewater treatment products specified in Appendix A.

●	“Territory”: The geographical region in which the Distributor is granted the rights to distribute the Products, specifically the United States and Mexico.

●	“Confidential Information”: Any proprietary or confidential information disclosed by one Party to the other under this Agreement, including but not limited to pricing, trade secrets, and customer data.

●	“BAA”: The Buy American Act, as defined in Section 11.

2. Term of Agreement

This Agreement shall commence on the Effective Date and shall remain in effect for a period of 10-years unless terminated earlier in accordance with the terms herein. The Agreement will be automatically extended for another 10-year term unless contested by one of the Parties. This Agreement supersedes and replaces all prior distribution agreements, whether written or oral, entered into by the Parties on or before the Effective Date.

3. Appointment of Distributor

Miranda hereby appoints the Distributor as a master distributor of Miranda’s products in the water and wastewater industry, subject to the terms and conditions outlined herein. The Distributor accepts this appointment and agrees to distribute Miranda’s products within the following territories:

Exclusive Direct Sales Territory: The Distributor will have exclusivity for direct sales of Miranda products within the United States and Mexico, either through the Distributor’s staff or Miranda staff working under the Distributor’s direction. This exclusivity does not apply or preclude other distributors of Miranda operating in the same territories.

4. Obligations of the Distributor

The Distributor shall be responsible for:

●	Promoting, marketing, and selling the Products in the Territory.

●	Ensuring compliance with all applicable laws, including but not limited to environmental regulations and export controls.

●	Providing quarterly sales reports to Miranda, detailing sales performance and customer feedback.

5. Obligations of Miranda

Miranda agrees to:

●	Provide marketing and sales support to the Distributor, including technical support, training, and product documentation.

●	Ensure timely delivery of Products ordered by the Distributor.

●	Offer warranty and after-sales support for Products, as outlined in Section 14.

6. Products Covered

The products distributed under this Agreement include, but are not limited to:

●	Miracell® Rotating Biological Contactor (RBC)

●	R/OCEL® Reverse Osmosis systems

●	Rainmaker’s Air to Water Technology

●	Other water and wastewater treatment systems developed or sold by Miranda.

Dealer wholesale pricing, landed cost schedules, and any other product-specific pricing terms applicable to the Products are set forth in Appendix B, as amended from time to time upon forty-five (45) days’ written notice from Miranda to the Distributor.

7. Trademarks and Licenses

Miranda grants the Distributor a non-exclusive, revocable license to use certain trademarks, service marks, logos, and related branding in connection with the marketing, promotion, and distribution of the Products, subject to the terms of this Agreement and Appendix E – Trademarks & Branding Rights.

The Distributor acknowledges that all trademarks and branding are and shall remain the sole property of Miranda or its affiliated entities, as applicable. Nothing in this Agreement shall be construed to transfer ownership of any intellectual property rights to the Distributor.

8. Sales and Distribution Rights

Miranda reserves the right to sell certain Products on behalf of or through the Distributor within the Territory, with commissions and settlement mechanics governed by Appendix C. Sales made by Miranda on behalf of the Distributor will be settled in accordance with the payment terms set out in Section 9.

9. Payment Terms

Payments between the Parties for Products sold under this Agreement shall be made in accordance with the payment structure, milestones, and timing set forth in Appendix D, as agreed to in writing by the Parties.

10. Miranda Direct Sales Margins in the U.S and Mexico.

When Miranda sells Products directly within the Territory through or in coordination with the Distributor, the applicable margins, revenue retention, and settlement mechanics shall be governed by Appendix C.

11. Confidentiality

Both Parties agree to maintain strict confidentiality regarding all proprietary or sensitive information exchanged under this Agreement. Confidential Information includes, but is not limited to, business plans, technical information, customer lists, pricing, and any other information that is disclosed in writing and marked as confidential or that would reasonably be understood to be confidential based on its nature.

Each Party agrees not to disclose or use the other Party’s Confidential Information except for the purposes necessary to perform its obligations under this Agreement. This confidentiality obligation will survive the termination or expiration of this Agreement for a period of 5 years.

In the event of a breach of this Confidentiality clause, the non-breaching Party shall have the right to seek injunctive relief and any other remedies available at law or equity.

12. Indemnification

Each Party agrees to indemnify, defend, and hold harmless the other Party and its officers, directors, employees, agents, and representatives from any and all claims, liabilities, losses, damages, or expenses (including reasonable attorneys’ fees) arising out of or in connection with:

●	Any breach of the representations, warranties, or covenants made under this Agreement.

●	Gross negligence or willful misconduct of the indemnifying Party.

●	Any third-party claims arising from the use, sale, or distribution of the Products.

●	Any violation of applicable laws and regulations.

The indemnifying Party shall promptly notify the other Party of any such claims and shall cooperate fully in the defense or settlement of any claims.

13. Limitation of Liability

Neither Party shall be liable to the other for any indirect, incidental, consequential, special, or punitive damages, including but not limited to lost profits, arising out of or related to this Agreement, even if advised of the possibility of such damages. Each Party’s liability for direct damages shall be limited to the amount paid under this Agreement.

14. Force Majeure

Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement due to circumstances beyond its reasonable control, including but not limited to acts of God, natural disasters, war, labor strikes, or government orders. The affected Party shall promptly notify the other Party of such circumstances.

15. Non-Compete / Non-Solicitation

During the term of this Agreement and for a period of 5 years thereafter, the Distributor agrees not to:

●	Sell or promote competing products in the Territory.

●	Solicit employees or customers of Miranda without prior written consent.

16. Dispute Resolution

Any disputes arising out of or relating to this Agreement shall be resolved through arbitration administered by the ADR Institute of Ontario, in accordance with its rules and procedures. The arbitration shall take place in Ontario, Canada. The arbitration shall be conducted in the English language, and the decision of the arbitrator(s) shall be final and binding upon the Parties. Each Party shall bear its own costs of the arbitration, unless the arbitrator rules otherwise.

17. Assignment and Subcontracting

Neither Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Party, except in the case of a merger, acquisition, or sale of substantially all of a Party’s assets.

18. Warranty and Liability for Products

Miranda warrants that the Products sold under this Agreement are free from defects in materials and workmanship for a period of one year from the date of delivery, unless otherwise agreed to. Miranda’s liability for defective products is limited to replacement or repair, at its discretion. The Distributor is responsible for managing customer warranty claims.

19. Buy American Act Compliance

The Parties acknowledge that water and wastewater projects sold to federal, state, and municipal governments may be subject to the Buy American Act (BAA) due to the infrastructure aspect of these projects. This Agreement will act as a framework to ensure compliance with the BAA when required.

The BAA requires that federal agencies procure domestic materials and products. The Parties agree to collaborate and work together to ensure that bids comply with the BAA, even if certain provisions or definitions in the BAA might conflict with how this Act has been interpreted.

Under the BAA, compliance is required if:

1.	The procurement is intended for public use within the United States.

2.	The items to be procured or the materials from which they are manufactured are present in the United States in sufficient and reasonably available commercial quantities of satisfactory quality.

The Parties understand that as of January 1, 2024, the requirement for domestic components under the BAA has been increased to 65%. Furthermore, it is planned to increase to 75% by January 1, 2029. Compliance with these thresholds must be met unless a waiver is granted.

However, the BAA provisions may be waived by the head of the procuring agency if:

●	The act is deemed inconsistent with the public interest; or

●	The cost of acquiring the domestic product is deemed unreasonable.

The Parties acknowledge that problems in administering the BAA may arise from definitions such as:

●	“Substantially all” of the components being domestic (interpreted as 65% or more of the cost of components being made in the U.S. as of January 1, 2024, and rising to 75% by January 1, 2029);

●	“Manufactured in the United States” requirements.

The Parties will make best efforts to comply with BAA requirements and will collaborate on ensuring that the bid process conforms to BAA stipulations. If any conflict arises during the interpretation or implementation of BAA regulations, the Parties will work together to resolve the issue to ensure compliance while still pursuing project opportunities.

20. Records and Audit Rights

The Distributor agrees to maintain accurate sales records for all transactions under this Agreement. Miranda reserves the right to audit the Distributor’s records once per calendar year to ensure compliance with the terms of this Agreement.

21. Contract Breach Terms

In the event of a breach of this Agreement, the non-breaching Party may provide written notice to the breaching Party, specifying the nature of the breach. If the breach is not cured within 20 business days after receipt of the notice, the non-breaching Party may terminate this Agreement and pursue any legal remedies available.

The non-breaching Party is entitled to recover all reasonable legal fees and costs incurred in enforcing this Agreement.

22. Mutual Benefit and Conflict of Interest

The Parties acknowledge that there may be joint owners, directors, or other representatives who have relationships or affiliations between both Parties. It is further acknowledged that this Agreement is mutually beneficial to both Parties, and neither Party holds an unfair advantage over the other due to these relationships.

The Parties agree to hold harmless the representatives, officers, or directors of each Party from any conflict of interest arising from these disclosed relationships.

23. Termination

This Agreement may be terminated by either Party with 180 days’ written notice or for cause if the breach is not remedied within 20 business days of written notification by the non-breaching Party. Upon termination, the Parties agree to conclude any ongoing projects in a mutually agreed manner.

24. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Ontario, Canada, without regard to its conflict of law provisions.

25. Miscellaneous

●	Entire Agreement: This Agreement constitutes the entire understanding between the Parties and supersedes any prior agreements, understandings, or negotiations.

●	Amendments: Any changes or amendments to this Agreement must be made in writing and signed by both Parties.

●	Notice: Any formal notices required under this Agreement shall be sent to the Parties’ respective addresses as follows:

○	Miranda:

○	Distributor:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Rainmaker Worldwide Inc. (Ontario) o/a Miranda Water Technologies

By:	/s/ Michael Skinner
Title:	President and CEO

Rainmaker Worldwide Inc. (OTC: RAKR)

By:	/s/ Michael O’Connor
Title:	Chairman and CEO